Exhibit 10-1

AMENDMENT TO LEASE DATED JUNE 7, 2004, AS AMENDED ON
OCTOBER 7, 2011, BY AND BETWEEN
HIBISCUS OFFICE PARK, LLC, AS LANDLORD,
AND
THE GOLDFIELD CORP., AS TENANT

The Lease by and between the parties hereto shall be amended as follows:

1.	Section 1.1 Lease Term is amended to read as follows:

Lease Term: The Term of this Lease (“Term”) is nine (9) years, which Term shall commence on November 1, 2011 and end on October 31, 2020. This Term shall be in effect for both the 1684 and 1688 buildings.

2.	Annual Minimum Rent/Base Rent is amended to add the 1688 W. Hibiscus Blvd. building consisting of 5,084 square feet to the existing Lease and subject to new rental amount as set forth below.

Annual Minimum Rent/Base Rent for 1688 Building (5,084 sf): Commencing on November 1, 2013, (hereinafter referred to as the “Rent Commencement Date”) the annual base rent for the 5,084 square feet in the 1688 W. Hibiscus Blvd building shall be $43,468.20 / $8.55 psf (plus common area maintenance charges, insurance, real estate taxes and 6% Florida State Sales Tax). Rent shall increase three (3%) percent annually on the Rent Commencement Date, pursuant to the terms of the Amendment to Lease dated October 7, 2011.

Upon completion of construction/build-out in the 1688 Building as indicated below, 2,401 square feet in the 1678 W. Hibiscus Blvd building under the current Lease will no longer be leased by Tenant. Tenant will continue to lease 5,185 square feet in the 1684 W. Hibiscus Blvd. under the current Lease, with all terms and conditions of the Amendment dated October 7, 2011, remaining in full force and effect (psf rent currently at $12.10 psf plus common area maintenance charges, insurance, real estate taxes and 6% Florida State Sales Tax).

Annual Minimum Rent/Base Rent for 1684 Building (5,185 sf): Commencing on the Rent Commencement Date, and provided Tenant has vacated the 2,401 sf in the 1678 building, the annual base rent for the 5,185 square feet in the 1684 W. Hibiscus Blvd building shall be $62,738.50 / $12.10 psf (plus common area maintenance charges, insurance, real estate taxes and 6% Florida State Sales Tax). Rent shall increase three (3%) percent annually on the rent commencement date pursuant to the terms of the Amendment to Lease dated October 7, 2011. The Lease term for the 1684 building shall be extended until October 31, 2020 under the same terms and conditions.

Option to Renew: Provided that Tenant is not in default under any of the terms and conditions of the original Lease any and all Amendments thereto, the Tenant shall have three (3) two (2) year options to renew the term of the Lease. Each option to renew shall be exercised by providing Landlord with notice at least 180 days prior to the expiration of the original term or option term. The Annual Minimum Base Rent for the 1688 building (5,084 sf) shall be adjusted upon exercising of the option to renew to the same Base Rental Rate being charged for the 1684 building and shall continue the remaining option periods, with increases as specified in the origin Lease dated June 7, 2004.

3.    Rentable Area shall be amended to read:

Building 1684 - 5,185 square feet
Building 1688 - 5,084 square feet

4.    Section 3. CONSTRUCTION, Sub-Section 3.1 is hereby amended to read as follows with regard to the 1688 W. Hibiscus Building:

3.1 Construction of Leasehold Improvements in 1688 W. Hibiscus Blvd. The Tenant shall, at its sole cost and expense, improve the Premises as set forth in Exhibit "A" to the Amendment (Tenant's Work), which cost shall include the cost of all plans, permits and governmental regulations and requirements.

Prior to the execution of this Lease by the Landlord and Tenant: (i) Tenant shall provide Landlord with a preliminary space/build-out plan for the premises, in form acceptable to the Landlord's Space Planner, drawn to a scale of one-quarter inch (1/4") equals one foot (1’), showing all demolition and renovations including all specifications and details of flooring and paint.

Upon approval by Landlord of the space/build-out plan Tenant shall commence construction in the premises. Tenant shall complete construction within ninety (90) days upon approval of plan and rent shall commence on the 90th day after approval.

5.    Section 7.1.8 is hereby amended to read as follows:

7.1.8    Forthwith to cause to be discharged of record (by payment, bond order of a court of competent jurisdiction or otherwise) any mechanic's lien at any time filed against the Premises for any work, labor, services or materials claimed to have been performed at or furnished to the Premises for or on behalf of the Tenant or anyone holding the premises through or under the Tenant. If the Tenant shall fail to cause such lien to be discharged upon demand, then, in addition to any other right or remedy of the Landlord, the Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by bonding or other proceeding deemed appropriated by the Landlord and the amount so paid by the Landlord and all costs and expenses, including reasonable attorneys' fees, incurred by the Landlord in procuring the discharge of such lien, shall be deemed to be Additional Rent. The Landlord's estate in the Premises shall not be subject to any Additional Rent or be subject to any lien or liability under the Lien Laws of the State of Florida. Pursuant to Florida Statutes 713.10, it is the intent of the parties hereto that the Landlord's interest in the Premises shall not be subject to any liens filed because of Tenant's failure to make payments in connection with any building or improvements installed or constructed on the Premises. The interest of the Landlord shall not be subject to liens for improvements made by the Tenant, the Tenant shall notify the contractor making any such improvements of such provision or provisions in the Lease, and the knowing or willful failure of the Tenant to provide such notice to the contractor shall render the contract between the Tenant and the contractor voidable at the option of the contractor.

6.    Tenant agrees to invoice any Tenant who leases the 1678 portion of the building for their proportionate share of electric and water/sewer monthly and include a copy of the utility invoice for such service.

7.    All other terms and conditions of the original Lease dated June 7, 2004 and Amendment to Lease dated October 7, 2011, shall remain in full force and effect, including the option to terminate referenced as Section 11.13.2 on Exhibit “E” in the Amendment to Lease dated October 7, 2011.

Landlord:
HIBISCUS OFFICE PARK, LLC,
a Florida limited liability company

BY:    HARP HOLDING COMPANY, INC.,
A Florida limited liability company
As its Managing Member

By: /s/ Hugh M. Evans
Name: Hugh M. Evans, Jr., Vice President	Dated: July 29, 2013

Tenant:
THE GOLDFIELD CORPORATION

By: /s/ John H. Sottile
Name: John H. Sottile, President	Dated: July 24, 2013